UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following email was distributed to employees of GCP Applied Technologies Inc. on May 4, 2020.

Dear Colleagues,

I wanted to provide another update on recent communications we have made ahead of our May 28th Annual Meeting of Stockholders.

On Friday evening we filed an investor presentation for use in discussions with shareholders. In addition, this morning we issued a press release that included a letter to our stockholders. These materials highlight the strength of our nominees standing for election, the progress we are making against our strategy and the rationale for why we believe GCP shareholders should vote on the BLUE proxy card FOR the GCP Board nominees. I encourage anyone who is interested to review these materials at investor.gcpat.com under the “Proxy Materials and Stockholder Communications” tab.

You may have also seen that one of our shareholders has come out in support of Starboard. While we would prefer not to have the distractions of Starboard’s proxy contest and public statements by shareholders, neither of these public actions change our mission or our focus on our customers. I also want to be clear that it is not altering our focus on doing all that we can to protect the health and safety of our employees. These ongoing matters have no impact on the usual roles and responsibilities of our teams, and I am sincerely thankful for your commitment and focus in the midst of the COVID-19 pandemic.

With your dedication, we have been able to deliver solid results. Our pre-earnings release a few weeks ago showed that we expect our first quarter performance to significantly exceed consensus estimates. We are confident that our prudent balance sheet management philosophy and the actions we have taken in recent months to make our business more efficient and effective have positioned us well to weather the ongoing economic uncertainty caused by the COVID-19 pandemic. Our focus now should be on continuing to build on our positive business momentum and executing our strategic operating plan.

As a reminder, if you own shares of GCP stock, you may have already received an email or other information asking you to vote on the white proxy card for Starboard’s candidates. OUR BOARD IS RECOMMENDING THAT YOU VOTE FOR THE 10 GCP NOMINEES ON THE BLUE PROXY CARD AND SUPPORT YOUR BOARD’S SLATE. Only the latest-dated vote you cast will count, so if you have already voted on a white proxy card you can change your vote by following instructions received with GCP’s proxy materials to vote a later-dated BLUE proxy card. We recommend shareholders discard any white proxy card received from Starboard.

Over the next few weeks, you can expect to see additional filings or developments in relation to this matter. We will continue to keep you updated as appropriate. If you receive any calls from outside the Company, please send them to Joe DeCristofaro at (617) 498-2616 or at joseph.decristofaro@gcpat.com.

It cannot be repeated too often, but I want to thank you again for your impressive commitment to GCP and our customers during this difficult time. I hope you and your families are staying safe and healthy.

Sincerely,

Randy

Additional Information

GCP has filed a definitive proxy statement and BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders. GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD, AS THEY CONTAIN OR WILL CONTAIN (IN THE CASE OF AMENDMENTS OR SUPPLEMENTS) IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement (and any amendments and supplements thereto) filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.